Exhibit 107

Calculation of Filing Fee Tables

Table 1—Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$127,098,277	(1)	0.0000927	$11,782.01	(2)
Fees Previously Paid	$127,098,277			$11,782.01	(3)
Total Transaction Valuation	$127,098,277
Total Fees Due for Filing				$0
Total Fees Previously Paid				$11,782.01
Total Fee Offsets				$11,782.01
Net Fee Due				$0

Table 2—Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		PRER 14C	001-36137	July 7, 2022		$11,782.01
Fee Offset Sources	Sprague Resources LP	PRER 14C	001-36137		July 7, 2022		$11,782.01	(3)

(1)	Solely for the purpose of calculating the filing fee, the maximum aggregate value was determined based upon: 6,689,383 Common Units multiplied by $19.00 per Common Unit.

(2)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the product calculated in footnote (1) by 0.0000927.

(3)	The Partnership previously paid $11,782.01 upon the filing of its Preliminary Information Statement on Schedule 14C on July 7, 2022, in connection with the transaction reported hereby.